                                                                  EXHIBIT 10(x)





                                    AGREEMENT

                                     Between

                               EIP MICROWAVE, INC.

                                       And

                                SRI INTERNATIONAL


                         Dated as of September 11, 1995

                                                                   EXHIBIT 10(x)

AGREEMENT

     THIS AGREEMENT made as of this 11th day of September, 1995.

BETWEEN:       EIP MICROWAVE, INC.
               1589 Centre Point Drive
               Milpitas, California 95030
               Facsimile: 408-945-6312
               Attention: President

               SRI INTERNATIONAL
               333 Ravenswood Avenue
               Menlo Park, California 94025
               Facsimile No.: 415-859-3156
               Attention: Office of Technology Commercialization

                                   WITNESSETH

     WHEREAS, SRI International, a California nonprofit public benefit corporation ("SRI"), designs, manufacturers (or has manufactured for it) and sells VXI-based Multipurpose Data Modulators (also known as Simcards) and the other products identified on Schedule 1 hereto (collectively, the "PRODUCTS"), and desires to supply the Products pursuant to the terms hereof;

     WHEREAS, SRI has developed the Product-related software and circuitware identified on Schedule 2 hereto (the "SOFTWARE/CIRCUITWARE") and has developed the Product-related and Software/Circuitware-related documentation identified on
Schedule 3 hereto (the "DOCUMENTATION"), and desires to license the Software/Circuitware and Documentation pursuant to the terms hereof;

     WHEREAS, EIP Microwave, Inc., a Delaware corporation ("EIP"), desires to purchase quantities of the Products from time to time pursuant to the terms hereof for resale throughout the world (the "TERRITORY"), either as individual products or as component parts of other products of EIP;

     WHEREAS, EIP desires to license the Software/Circuitware and Documentation for reproduction and sublicensing to EIP's direct and indirect customers throughout the Territory; and

     WHEREAS, SRI and EIP each believes that resale of the Products and sublicensing of the Software/Circuitware and the Documentation throughout the Territory can best be accomplished through the efforts of EIP on an exclusive basis, subject to the exceptions set forth herein with respect to certain SRI customers;

     NOW, THEREFORE, the parties hereto covenant and agree as follows:

                           RIGHT TO PURCHASE PRODUCTS

1. SRI hereby grants to EIP the exclusive (subject to Article 4) right to purchase the Products for its own use and for resale throughout the Territory, either as individual products or as component parts of other products of EIP.

SOFTWARE/CIRCUITWARE LICENSE

2. Subject to payment of the transfer prices pursuant to Article 7(b) and 8(b), SRI hereby grants to EIP an exclusive (subject to Article 4), worldwide license

     a. to use, reproduce and sublicense the Software/Circuitware provided to EIP in object code form; and

     b.   to use and modify the source code identified as Item 1 of Schedule 2.

     SRI will promptly deliver to EIP the items identified on Schedule 2.

                              DOCUMENTATION LICENSE

3. SRI hereby grants to EIP an exclusive (subject to Article 4), royalty-free, worldwide license to use, modify, reproduce and sublicense the Documentation. SRI will promptly deliver the Documentation to EIP upon execution of this Agreement.

                            EXCEPTIONS TO EXCLUSIVITY

4.   a.   Notwithstanding the exclusive rights granted to EIP in Articles 1, 2 and 3, SRI shall retain the right to sell the Products and sublicense the Software/Circuitware and the Documentation directly to the customers identified on Schedule 4 hereto (the "SRI CUSTOMERS") for their own use and not for resale. EIP shall have the right to sell the Products and sublicense the Software/Circuitware and the Documentation to the SRI Customers on a nonexclusive basis.

     b. SRI shall not sell or otherwise transfer the Products and shall not license or otherwise transfer the Software/Circuitware or the Documentation to any third party, other than sales of the Products and licenses of the Software/Circuitware or the Documentation (i) to SRI Customers for their own use and (ii) to EIP for its own use and for resale and sublicense by EIP. Except as set forth in this Article, SRI will not independently or in association with others, sell, license or otherwise transfer, or assist in the sale, license or other transfer, of any new or used products, software, circuitware or documentation which are improvements to or competitive with the Products, Software/Circuitware or Documentation (the "SRI IMPROVEMENTS"). SRI shall refer to EIP all inquiries related to the Products, Software/Circuitware or Documentation, other than inquiries from SRI Customers.

     c. In addition, SRI reserves the right to incorporate the Products as component parts of systems sold by SRI to customers of its existing systems development and integration services for their own use and not for resale, PROVIDED that the Products are packaged in a unique manner so that they cannot be identified by such customers or other third parties as SimCards or other Products identified on Schedule 1 and that the Products incorporated by SRI into such systems are only ancillary (rather than fundamental) components of such systems.

                                  IMPROVEMENTS

5.   a.   If SRI designs or develops SRI improvements, then such SRI
     Improvements shall be deemed to be Product, Software/Circuitware and Documentation, as applicable, subject to this Agreement, and SRI will prepare and submit to EIP a revised Schedule 1, Schedule 2 or Schedule 3, as applicable, which identifies such SRI Improvements. Such SRI Improvements shall be the sole property of SRI, subject to the terms of this Agreement. For purposes of this Agreement, "IMPROVEMENT" includes any change which makes the Products, Software/Circuitware or Documentation more effective or more useful or more valuable or in any way makes them preferable articles of commerce.

     b. If EIP designs or develops any product, software, circuitware or documentation (including any additional version of the Products, the Software/Circuitware or the Documentation) which is an improvement to, or is competitive with the Products, the Software/Circuitware or the Documentation (the "EIP IMPROVEMENTS"), the EIP Improvements shall be the sole property of EIP, provided that SRI shall have the option to license the right to use such EIP Improvements on such terms and conditions as the parties mutually agree.

     c. Without SRI's prior written consent, EIP shall not reverse engineer, decompile or disassemble the Products or the Software/Circuitware for the purpose of manufacturing, or subcontracting the manufacture of, the Products or Software/Circuitware in contravention of this Agreement, PROVIDED that reverse engineering, decompiling and disassembly of the Products or the Software/Circuitware for the purpose of designing or developing EIP Improvements shall not be deemed to contravene this Agreement.

                                 PRODUCT ORDERS

6.   a.   SRI shall fill with all reasonable dispatch all orders for Products submitted by EIP under this Agreement. All Products shall be fully tested by SRI prior to shipment to EIP. Products shall be supplied without logos and without the SimCard designation.

     b. All Products will be sold upon EIP's terms and conditions of purchase in force at the date of acceptance of the relevant order, subject only to the provisions of this Agreement which shall prevail in the event of any inconsistency between this Agreement and those terms and conditions. The terms and conditions currently in force are attached hereto as Schedule 5. EIP shall give SRI prompt written notice of any change to Schedule 5.

     c. EIP may request a specific and reasonable time of shipment for any Products ordered.

             PRODUCT PRICES AND SOFTWARE/CIRCUITWARE TRANSFER PRICES

7.   a.   The transfer prices for Products sold by SRI to EIP are indicated on
     Schedule 1 hereto; provided that if any third party manufacturer to whom SRI subcontracts the manufacture of any such Product increases or decreases the cost to SRI for such manufacture, then the transfer price for such Product shall be adjusted by a corresponding dollar amount. SRI shall promptly deliver to EIP a revised Schedule 1 reflecting any such adjustment in transfer prices. Any such adjustment shall be effective for orders submitted more than 30 days after SRI delivers the revised Schedule 1 to EIP. In addition, SRI agrees to negotiate reduced transfer prices to EIP for each order of more than ten (10) units of any Product. EIP shall reimburse SRI for any additional costs incurred by SRI if orders are changed or canceled by EIP after acceptance by SRI.

     b. EIP shall pay to SRI a transfer price per title in the amount set forth on Schedule 2 hereto for each Software/Circuitware title sublicensed by EIP to third parties.

                                    PAYMENTS

8.   a.   Upon delivery of Products, SRI shall invoice EIP for the applicable transfer price. EIP shall make all payments due under this Agreement by check received within 30 days from the date of invoice.

     b. EIP shall furnish SRI, within 30 days after each calendar quarter, a written report setting forth (i) the quantity of each Software/Circuitware title sublicensed by EIP to third parties during such calendar quarter and
     (ii) the total transfer price payment due SRI with respect to the Software/Circuitware titles sublicensed by EIP during such calendar quarter. Each report shall be accompanied by a check payable to SRI in the amount of such total transfer price payment.

                            DELIVERY, TITLE, AND RISK

9. All shipments of Products by SRI shall be C.I.P., EIP'S premises in Milpitas, California . EIP shall take title to Products when delivered and accepted at EIP's premises and all risks of loss and expenses incurred prior thereto shall rest upon SRI, including without limitation, all risks and expenses incurred in the transportation of the Products, and all insurance, fees, charges, taxes and governmental charges. EIP shall have ten days after delivery to accept or reject Products. Thereafter, EIP will be deemed to have accepted such Products whether or not such acceptance is conveyed to SRI.

                               OBLIGATIONS OF EIP

10.  As an inducement to SRI to enter into this Agreement, EIP shall

     a. use all reasonable efforts and diligence to promote and expand the use and sale of Products and associated Software/Circuitware and Documentation (a Product and one or more titles of Software/Circuitware and the related Documentation are collectively referred to as a "SYSTEM");

     b. sell and sublicense at least twenty (20) Systems prior to the first anniversary of this Agreement and at least twenty-five (25) Systems per year each year thereafter;

     c. maintain competent sales personnel and/or distributors to solicit orders for the sale of the Products;

     d. pay all costs associated with the promotion and sale of the Products, including but not limited to, the cost of printing and distributing brochures, exhibiting the Products at trade shows and conferences, sales commissions for units sold through EIP and any other related activity that EIP in its sole discretion may conduct; and

     e.   comply with all applicable laws and regulations in the Territory.

Unless EIP conforms with the above, EIP agrees that SRI may terminate this Agreement only in accordance with the notice, cure periods and other provisions of Article 18.b.

                                LIMITED WARRANTY

11.  a.   NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE
          OR WARRANTY GIVEN BY SRI THAT THE USE OF ANY PRODUCT,
          SOFTWARE/CIRCUITWARE, AND/OR DOCUMENTATION WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE BUT FOR THE LIMITED WARRANTY BELOW, SRI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, SOFTWARE/CIRCUITWARE, AND/OR DOCUMENTATION, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     b. SRI warrants each Product sold and delivered to EIP hereunder shall be free from defects in materials and workmanship under normal service and use, and shall conform to the specifications set forth in the Documentation, and shall meet or exceed the performance standards set forth in the Documentation, in each case, for a period beginning on the date of delivery and ending the earlier of twelve (12) months after delivery by EIP to its customers or fourteen (14) months after delivery by SRI to EIP.

     c. If EIP gives SRI notice during the warranty period referred to in Paragraph 11.b that any Product or part thereof is defective or nonconforming, SRI shall repair or replace, at SRI'S sole option, such defective or nonconforming Product or part thereof free of charge.
          All transportation and other costs incurred in connection with the return of any defective or nonconforming Product or part thereof will be reimbursed by SRI, and the reshipment of such repaired Product or part thereof or replacement thereof will be paid by SRI. If the Product is not defective or nonconforming (following testing by SRI), EIP will be responsible for all such transportation costs. Products which have been changed or altered in any manner from their original design in a manner not authorized by SRI or EIP, or which are improperly or defectively installed, serviced or used are not covered by this warranty.

     d. This warranty is provided to EIP only. Third parties purchasing Products from EIP are not entitled to present warranty claims directly to SRI and EIP will so instruct such third parties. No warranties made by EIP in connection with Products, Software/Circuitware and/or Documentation shall expressly or implicitly obligate SRI in any manner whatsoever.

                             LIMITATION OF LIABILITY

12. IN NO EVENT SHALL SRI OR EIP BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR OTHER PROCEEDING RELATING TO THIS AGREEMENT HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) AND WHETHER OR NOT SRI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL SRI'S OR EIP'S LIABILITY OWING TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR OTHER PROCEEDING RELATING TO THIS AGREEMENT EXCEED THE TOTAL AMOUNT ACTUALLY PAID SRI UNDER THIS AGREEMENT.

                                   TRADEMARKS

13.  a.   EIP has the right to attach its own trademarks, service marks and trade names to the Products, Software/Circuitware and Documentation and to use such marks and names in all labels, packaging, advertising and literature related thereto.

     b. This Agreement does not include any license or right in favor of EIP to use SRI'S trademarks, service marks, or trade names in EIP's business name or in connection with the business of EIP, except as contained in labels, packaging, advertising or literature related to Products, Software/Circuitware and Documentation.

                          INFRINGEMENT INDEMNIFICATION

14.  a.   Subject to Article 12, SRI shall indemnify and hold EIP, its officers, employees and agents harmless from and against any and all liability, loss, expense (including reasonable attorneys' fees), resulting from any claim, demand, action or other proceeding alleging that the Products, Software/Circuitware and/or Documentation infringe any patent, copyright, trade secret, or other intellectual property right, provided EIP promptly notifies SRI of any and all claims, demands and proceedings related thereto and provides reasonable assistance and gives SRI the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise.

     b. The indemnification obligation in this paragraph 14 shall be effective only if: (1) EIP is not substantially in default of its payment obligations; (2) EIP has given prompt notice of the claim and permitted SRI to defend; (3) EIP has reasonably cooperated in the defense of the claim; and/or (4) the Products, Software/Circuitware and/or Documentation are used in an authorized manner and such authorized use is alleged to constitute the infringement. SRI shall have no obligation to EIP to defend or satisfy any claims made against EIP that arise from (i) the use of the Products, Software/Circuitware and/or Documentation as only an element in a combination with other products, software, circuitware or documentation not purchased or licensed from SRI where the combination is alleged to constitute the infringement, or (ii) the use, marketing, licensing, or disposition of the Products, Software/Circuitware and/or Documentation by EIP other than in an authorized manner and such unauthorized use is alleged to constitute the infringement.

     c. If such claim has occurrred or in SRI's opinion is likely to occur, EIP agrees to accept noninfringing replacement Products, Software/Circuitware and/or Documentation from SRI, if available, or, if not, to return the Products, Software/Circuitware and/or Documentation in its possession on written request from SRI. EIP will be entitled to a full refund for the transfer prices previously paid by EIP for all such returned Products, Software/Circuitware and Documentation. EIP, however, will remain responsible for payment of transfer prices for Products, Software/Circuitware and Documentation not returned.

     d. Subject to Article 12, EIP shall indemnify and hold SRI, its officers, employees and agents harmless from and against any and all liability, loss, expense (including reasonable attorneys' fees), or claims for injury or damages arising out of the performance of this Agreement to the extent such liability, loss, expense, attorneys' fees, or claims for injury or dmages are caused by or results from the negligent or intentional acts or omissions of EIP, its officers, agents or employees.

                                 CONFIDENTIALITY

15. Each party will treat as confidential and appropriately safeguard during the term of this Agreement and thereafter until such time as the information properly comes into the public domain, without fault of the other party, technical information relating to the Products, Software/Circuitware and Documentation and all other information pertaining to the other party or any part of the other party's pricing, business or assets which are received at any time from the other party.

                              TECHNICAL ASSISTANCE

16. SRI agrees to provide to three (3) EIP employees, at no charge, five (5) days of applications training at its Menlo Park facility from a course outline provided by EIP to SRI at least four (4) weeks in advance of the requested training date. The course outline must be approved by SRI (which approval will not be unreasonably withheld). SRI further agrees to supply to EIP, at no charge, reasonable applications support until the first anniversary of the date hereof. For special software or circuitware modulation or simulation requirements beyond those listed on Schedule 2 hereto, for consultation with EIP's customers and for design changes requested by EIP customers, SRI agrees to provide consulting engineering to EIP at a rate not to exceed $125 per hour. SRI shall provide or arrange for additional training, applications support, service and other technical assistance with respect to Products, Software/Circuitware and Documentation upon such reasonable terms, conditions and prices as the parties mutually agree.

              OPTION TO ACQUIRE MANUFACTURING AND TECHNOLOGY RIGHTS

17.  a.   SRI and EIP have discussed the possibility of SRI granting to EIP an option to manufacture any or all Products (and/or to have any or all Products manufactured for it). However, no such option is granted by this Agreement, and any such future option shall be subject to mutual agreement of SRI and EIP. All terms and conditions relating to any such future option will be negotiated by the parties in good faith. Upon exercise of any such future option, SRI would deliver to EIP only that portion of the Technology (as defined below) which SRI deems necessary to manufacture any such Product, and SRI would further cooperate with EIP and would take such further action reasonably requested by EIP to assist in the transfer to EIP of responsibility for manufacturing any such Product. In exchange for such delivery and assistance, EIP would pay to SRI a per unit transfer price (to be mutually agreed) for each Product manufactured by or for EIP and sold by EIP. Such transfer prices would be payable within 30 days after each calendar quarter with respect to all such Products sold by EIP in such calendar quarter.

     b. If SRI desires to sell, license or otherwise transfer all or any portion of the Technology (as defined below), SRI will give EIP notice thereof. Upon receipt of such notice, SRI and EIP will negotiate in good faith the terms of a sale, license or other transfer. If EIP and SRI fail to reach agreement on such terms within 60 days, SRI shall deliver to EIP its written offer of the terms upon which it is willing to sell, license or otherwise transfer the Technology and EIP shall have the right, exercisable within 30 days after receipt of such written offer, to purchase, license or otherwise acquire such Technology from SRI on the terms of such written offer. If EIP fails to exercise such right, then SRI has the right to sell, license or otherwise transfer such Technology to a third party, subject to the terms of this Agreement, within 120 days thereafter on the same terms as such written offer. If SRI fails to consummate such sale, license or other transfer within such 120 day period, any such sale, license or other transfer will again be subject to EIP's right of first refusal set forth in this Article. For purposes of this Agreement, "TECHNOLOGY" means all confidential or proprietary information, designs, drawings, plans, schematics, reports, memoranda, blueprints, patents, copyrights, trade secrets, know-how and other intellectual property relating to the Products, Software/Circuitware and Documentation.

                                   TERMINATION

18.  a.   Unless terminated sooner pursuant to Article 18(b) hereof, this
          Agreement will continue until the second anniversary of the date hereof, and thereafter until terminated by either party giving to the other at least six (6) months' notice in writing.

     b. Notwithstanding Article 18(a) hereof, either party may terminate this Agreement (i) by written notice effective immediately if the other party makes a general assignment for the benefit of creditors or commences any action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it insolvent, or seeking reorganization of it or its debts under any law relating to bankruptcy, or (ii) by written notice effective 90 days after delivery of such notice if the other party fails to comply with any material obligation hereunder and such failure is not cured within such 90-day period.

     c. Upon termination of this Agreement in any manner, the following provisions will take effect:

          (i) All rights granted to EIP under or pursuant to this Agreement shall cease, and where appropriate, revert to the SRI; PROVIDED, that EIP shall have the right to resell and sublicense in an orderly manner all Products, Software/Circuitware and Documentation in its possession on the effective date of such termination.

          (II) THE FOLLOWING PROVISIONS OF THIS AGREEMENT SHALL SURVIVE ANY
               TERMINATION:

               (A)  EIP's obligation to make the payments referred to in Article
                    8;

               (B) Any cause of action or claim of EIP or SRI, accrued or to accrue, because of any breach or default by the other party; and

               (C) The provisions of Articles 11, 12, 14 and 15. (/INITIALED/ TWW, INA)

                        EXPENSES, TAXES AND OTHER CHARGES

19. All of the expenses incurred by EIP relating to the sale of the Products and the sublicense of the Software/Circuitware and the Documentation and the provision of related services will be borne by EIP, except as otherwise expressly provided herein or by written instrument signed by SRI. Notwithstanding any provision in this Agreement to the contrary, after passage of title, EIP shall in all cases be responsible for the payment of all shipping, handling, insurance, brokerages, taxes, customs and other governmental charges however designated imposed in the Territory.

                                  FORCE MAJEURE

20. Neither party shall be liable to the other party for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause beyond its reasonable control, including force majeure, strikes, or the laws, regulations, acts, or failure to act of any governmental authority.

                                WAIVER OF BREACH

21. No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision.

                                NO AGENCY CREATED

22. The relationship of the parties under this Agreement shall be and at all times remain one of independent contractors, and EIP is neither an employee nor an agent of SRI. Neither party shall have any authority to assume or create obligations on the other's behalf with respect to the Products, Software/Circuitware or Documentation, or otherwise, and will not take any action which has the effect of creating the appearance of its having such authority.


                                   ARBITRATION

23. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

     a. The parties shall use all reasonable efforts to amicably resolve the dispute through direct discussions. The senior management of each party commits itself to respond promptly to any such dispute. Either party may send written notice to the other party identifying the matter in dispute and invoking the procedures of this article. Within ten (10) days after such written notice is received, unless a delay is agreed to by both parties or the parties agree to confer by telephone, one or more principals of each party shall meet in San Francisco to attempt to amicably resolve the dispute by written agreement. If said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation in San Francisco and administered by the American Arbitration Association ("AAA"), 417 Montgomery Street, San Francisco, California 94104-1113, pursuant to the Commercial Mediation Rules of the AAA at the time of submission prior to resorting to binding arbitration.

          If after ninety (90) days from the first written notice of dispute, the parties fail to resolve the dispute by written agreement or mediation, either party may submit the dispute to final and binding arbitration administered by the AAA, pursuant to the Commercial Arbitration Rules of the AAA at the time of submission. California Arbitration Law shall govern except in the event a stay is sought pursuant to the California Code of Civil Procedure Section 1281.2(c), in which event the parties agree that the issue shall be resolved under the United States Arbitration Act. The arbitration shall be held in San Francisco, California before a single neutral, independent, and impartial arbitrator (the "Arbitrator"). The language of the arbitration shall be English, provided however that an interpreter may be provided for any witness that desires an interpreter; the costs of such interpretation shall be borne by the party requesting the interpreter, subject to being awarded by the Arbitrator as a cost of arbitration.

     c. Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator as soon as practicable, but in any event within thirty (30) days after the submission to AAA for binding arbitration. The arbitration hearings shall commence within forty-five (45) days after the selection of the Arbitrator. Unless the Arbitrator otherwise directs, each party shall be limited to one pre-hearing deposition lasting no longer than 6 hours. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Unless the Arbitrator otherwise directs, each party shall have no longer than ten
          (10) hours to present its position, the entire proceedings before the Arbitrator shall be on no more than three (3) hearing days within a two week period. At the close of evidence, each side shall submit a proposed award to the Arbitrator, one of which shall be selected by the Arbitrator. The award shall be made no more than thirty (30) days following the close of the proceeding. Under no circumstances should any time limit on the arbitration hearings be applied so as to render any award subject to vacation under California Code of Civil Procedure Section 1286.2. Accordingly, the Arbitrator shall have authority to alter any time period believed necessary to avoid vacatur under Section 1286.2. The Arbitrator's award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award by the California courts in accordance with the California Arbitration Law. The prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses, including arbitration administration fees, incurred in connection with such proceeding. Neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

                                 APPLICABLE LAW

24. This Agreement, including the decision to arbitrate and any decision by an arbitrator pursuant to Section 23, shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

                                     NOTICES

25.  a.   Any notice, demand, acknowledgment, or other communication permitted or required under the terms of this Agreement or otherwise shall, unless specifically otherwise provided in this Agreement, be in writing and shall be given or made by facsimile transmission, telegram, telex, or similar communication, by overnight express delivery or by certified or registered mail addressed to the respective party at its address in the introduction of this Agreement, or such other address as such party will designate by notice pursuant to this Article.

     b. Any notices, demands, acknowledgments, or other communication permitted or required under this Agreement will be deemed effective
          (a) when delivered in person or by facsimile transmission, or (b) one business day after deposited with an overnight express delivery service or five calendar days after deposited in the mails by certified mail, in either case, postage prepaid and properly addressed.

                        U.S. EXPORT LAWS AND REGULATIONS

26. Each party hereby acknowledges that the rights and obligations of the Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

                                 NO OTHER RIGHTS

27. The Agreement shall not be construed to grant any license or other rights to EIP in any patent rights, know-how or other technology of SRI, except as expressly provided in the Agreement.

                               AGREEMENT INCLUSIVE

28. This Agreement covers all contracts and agreements between the parties relating to the subject matter hereof. In order to be binding upon SRI or EIP, any amendment, modification supplementation, extension, renewal, ratification, rescission, discharge, abandonment or waiver of this Agreement, or any of the provisions hereof, must be in writing signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth.

                                        SRI INTERNATIONAL,
                                        a California nonprofit public benefit
                                        corporation

                                        By:   /S/  Taylor W. Washburn
                                            --------------------------------
                                              Taylor Washburn
                                              Division Vice President,
                                               System Technology Division



                                        EIP MICROWAVE, INC.,
                                        a Delaware corporation




                                        By:   /s/  Ivan N. Andres
                                             -----------------------
                                        Name:  Ivan N. Andres
                                        Title:    Vice President Marketing

                                   SCHEDULE 1


                          PRODUCTS AND TRANSFER PRICES




* * * Confidential; this information has been omitted pursuant to 17 C.F.R. Reg. Section 240.24b-2 and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE 2


                              SOFTWARE/CIRCUITWARE




* * * Confidential; this information has been omitted pursuant to 17 C.F.R. Reg. Section 240.24b-2 and filed separately with the Securities and Exchange Commission.

                                   SCHEDULE 3

                                  DOCUMENTATION


Full operating manual for the Products and Software/Circuitware in Microsoft Word version 6.0 format.

                                   SCHEDULE 4

                                  SRI CUSTOMERS

SRI retains the right to sell Products and to sublicense Software/Circuitware and Documentation to the following customers for their own internal use and not for resale.

     1.   Chicago Board of Trade
     2.   Chicago Mercantile Exchange
     3.   All other financial trading institutions
     4.   SRI International
     5. Existing classified clients with respect to existing classified programs only
                                        /INITIALED/  INA, 10/4/95 - TWW, 9/25/95

                                   SCHEDULE 5

                    TERM AND CONDITIONS OF PRODUCT PURCHASES

1.   RELEASES
     If this is a blanket order, EIP shall only be liable for quantities released referencing this blanket purchase order.

2.   DELIVERY
     Seller shall promptly notify EIP if it is unable to make timely delivery and state the reasons. Such notification shall not affect EIP's termination rights under Article 11.

3.   ACCEPTANCE
     Acceptance of this order shall only be to the terms and conditions stated herein. Modifications hereof or additions hereto, to be effective, must be made in writing and be signed by Buyer. These terms and conditions, together with such modifications and with such data relating to price and delivery as are accepted in writing by Buyer, constitute the entire agreement between the parties.

4.   PRICING
     A. If Seller decreases prices for items furnished hereunder, the price of all unshipped items shall be adjusted to the lower prices.
     B. Applicable taxes and other charges such as duties, customs, tariffs, imposts and government imposed surcharges shall be stated separately on Seller's invoice.

5.   SCHEDULING
     A. Seller shall not deliver items earlier than five (5) business days prior to agreed scheduled delivery dates and Buyer may return early or excess shipments at Seller's risk and expense.
     B. Upon fifteen (15) days written notice to Seller, Buyer may reschedule any Release in whole or in part at no additional charge.
     C. Buyer may place any portion of an order on hold by notice which shall take effect immediately upon receipt. Orders placed on hold will be rescheduled within a reasonable time.

6.   PACKING AND SHIPMENT
     F.O.B. point is Buyer's dock unless otherwise specified in this Agreement. All items shall be prepared for shipment in a manner which (i) follows good commercial practice, (ii) is acceptable to common carriers for shipment at the lowest rate, and (iii) is adequate to insure safe arrival. Seller shall mark all containers with necessary lifting, handling and shipping information, purchase order number, date of shipment and the names of Buyer and Seller. Buyer shall notify Seller of the method of shipment. If no instructions are given, Seller shall select the least expensive carrier.

7.   INSPECTION
     A. All items shall be subject to inspection and test by the Buyer, and where the order is issued under a Government contract to the extent practicable at all pLaces and times, including the period of manufacture and in any event prior to acceptance.
     B. Buyer shall have the right to reject or require the correction of any item found to be defective, which item shall be promptly replaced or corrected by Seller.

8.   WARRANTY
     Seller warrants that all material ordered hereunder will conform in all respects with the specifications, drawings, sample or other description furnished or specified by the Buyer, and will be merchantable and free from any defects in material and workmanship, and Seller further warrants that all material purchased hereunder that is manufactured in accordance with the Seller's specifications shall be fit and sufficient for the purposes for which it was designed. Seller agrees that the foregoing warranty shall survive acceptance of and payment for the materials, and shall save Buyer harmless from any loss, damage or expense, whatsoever, including attorneys' fees, that Buyer may incur as a result of any breach of such warranties.

9.   INVOICING AND PAYMENT
     A. Invoices shall be in duplicate and shall include purchase agreement number, purchase order number, part number, description of items, quantity, unit price and extended totals. Payment shall not constitute acceptance.
     B. Prompt payment discounts will be computed from the latest of (i) the scheduled delivery date, (ii) the date of actual delivery, or (iii) the date an acceptable invoice is received. Payment is made when Buyer's check is mailed.

10.  CHANGES
     Buyer may at any time, by written notice and without notice to sureties or assignees, make changes within the general scope of this order in any one or more of the following (i) drawings, designs or specifications, (ii) method of shipping or packing, (iii) place of inspection, acceptance or point of delivery, (iv) delivery schedule. Should any such change increase or decrease the cost of, or the time required for, performance of this order, any equitable adjustment will be requested by Seller or Buyer, in the price, delivery schedule or both. No claim by Seller for such adjustment will be valid unless submitted to Buyer within thirty (30) days from date of such change. The claim should be accompanied by an estimate of charges for redundant material, work in process, or both. Nothing contained in this clause shall relieve Seller from proceeding without delay in the performance of this order as changed.

11.  TERMINATION FOR DEFAULT
     A. Buyer may, by notice, terminate this Agreement in whole or in part if the Seller fails to (i) deliver items on agreed delivery schedules, (ii) replace or correct defective items under warranty, or (iii) perform any other obligations, or if Seller becomes insolvent.
     B. Seller shall continue to supply any portion of this Agreement not terminated.
     C. Upon termination of this Agreement, at Buyer's request Seller will transfer title and deliver to Buyer (i) any completed items, and (ii) any partially completed items and all unique materials. Prices for partially completed items and unique materials so accepted shall be negotiated. However, such prices shall not exceed the agreement price per item.
     D. Buyer's rights and remedies herein are in addition to any other rights and remedies provided at law or in equity.

12.  TERMINATION FOR CONVENIENCE
     A. Buyer may terminate this Agreement in whole or in part at any time and for any reason upon written notice to Seller. Seller shall stop work immediately upon receipt of said notice.

     B.  There shall be no charges for canceling orders for standard items.
     Only Paragraphs C through E of this Article 12 shall govern Buyer's liability for canceling orders for non-standard items.
     C. Any claim for cancellation charges for non-standard items must be submitted to Buyer in writing within thirty (30) days after receipt of Buyer's termination notice.
     D. Seller's claim may include (i) the cost of unique work in process, (ii) the cost of paying claims to Seller's vendors for work directly allocable to items cancelled and which cannot be diverted to other customers of Seller's vendors. Seller shall wherever possible place such work in process in inventory and sell it to other customers. In no event shall such claim exceed the total price for the items cancelled. Upon payment of Seller's claim, Buyer shall be entitled to all work and materials paid for.
     E. Buyer reserves the right to inspect Seller's work in process and to audit all relevant documents prior to paying Seller's claim.

13.  INSOLVENCY, LOSS OF PROFITS, DAMAGES
     The insolvency or adjudication of bankruptcy of, or the filing of a voluntary petition in bankruptcy, or the making of an assignment for the benefit of creditors, by either party, shall be a material breach hereof. In no event shall Seller be entitled to anticipatory profits or to special or consequential damages.

14.  PATENTS, COPYRIGHTS, TRADE SECRETS AND TRADEMARKS
     Seller shall indemnify Buyer and its cutomers against any costs, expenses (including attorneys' fees), losses, damages or liability incurred because of actual or alleged infringement of any patent, copyright, trade secret or trademark arising out of the use or sale by Buyer or use by Buyer's customers of items. Buyer shall notify Seller of such claim or demand and shall permit Seller to participate in the defense thereof. If an injunction issues as a result of any such claim, Seller agrees at its expense to either: (i) procure for Buyer the right to continue using items,
     (ii) replace them with non-infringing items, (iii) modify them so they become non-infringing or (iv) at Buyer's option refund to Buyer the amount paid. Such indemnification shall not apply where items are manufactured to Buyer's detailed design.

15.  BUYER'S PROTECTION IN CONNECTION WITH WORK DONE AT ITS PLANT
     The Seller shall take such steps as may be reasonably necessary to prevent injury or property damage during any work hereunder that may be performed by employees or agents or subcontractors of the Seller at the Buyer's plant, and the Seller shall indemnify and hold harmless the Buyer from and against all loss, liability, and damages arising from or caused solely by any act or omission of such agents, employees or subcontractors of the Seller, and Seller shall maintain such insurance against public liability and property damages, and such Employee's Liability and Compensation Insurance as will protect the Buyer against the aforementioned risks and against any claims under any Workmen's Compensation and Occupational Disease Acts.

16.  COMPLIANCE WITH LAWS
     Seller shall comply with all federal, state and local laws and regulations governing the manufacture or sale of items or the performance of services covered by this Agreement.

17.  TOOLING, CONFIDENTIAL MATTER AND PUBLICITY
     A. Any specifications, drawing, schematics, technical information, data, tools, dies, patterns, masks, gauges, test equipment and other material furnished or paid for by Buyer shall (i) be kept confidential, (ii) remain and/or become Buyer's property, (iii) be used by Seller exclusively for Buyer's orders, (iv) be clearly marked as Buyer's property and segregated when not in use, (v) be kept in good working condition at Seller's expense, and (vi) be shipped to Buyer promptly on demand.
     B. Seller shall insure Buyer's property and be liable for loss or damage while Seller's possession or control, ordinary wear and tear excepted.
     C. Neither party may use the other party's name in advertisements nor otherwise disclose the existence of content or this Agreement without the other's prior written consent.

18.  ASSIGNMENT
     Neither party may assign any rights in nor delegate any obligations under this Agreement or any portion thereof without the written consent of the other.

19.  CONTINGENCIES
     Neither party shall be responsible for its failure to perform due to causes beyond its reasonable control such as acts of God, fire, theft, war, riot, embargoes or acts of civil or military authorities. If delivery is to be delayed by such contingencies, Seller shall immediately notify Buyer in writing and Buyer may either (i) extend time of performance, or (ii) terminate the uncompleted portion of the order at no cost to Buyer.

20.  APPLICABLE LAW
     This Purchase Order shall be construed in accordance with the laws of the State of California.